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                                                                  Exhibit (a)(6)





                                                   January 15, 2001



Board of Directors
Rollins Truck Leasing Corp.
One Rollins Plaza
P.O. Box 1791
Wilmington, DE  19899

Members of the Board:

We understand that Rollins Truck Leasing Corp. ("Rollins" or the "Company"), Penske Truck Leasing Co., L.P. ("Buyer") and Sun Acquisition Corporation, a wholly owned subsidiary of Buyer ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 13, 2001 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all shares of the issued and outstanding common stock, par value $1.00 per share (the "Common Stock") of Rollins, including the associated Rights (as defined in the Merger Agreement), for $13.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Rollins. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any subsidiary of the Company or Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $13.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

        (i) reviewed certain publicly available financial statements and other information of the Company;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

        (iii) reviewed certain financial projections prepared by the management of the Company;

        (iv)    discussed the past and current operations and financial
                condition and the prospects of the Company with senior
                executives of the Company;
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        (v)     reviewed the reported prices and trading activity for the Common
                Stock;

        (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

        (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (viii) participated in discussions and negotiations among representatives of the Company, Buyer and certain other parties and their financial and legal advisors;

        (ix) reviewed the draft Merger Agreement and certain related documents; and

        (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Tender Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for certain affiliates of the Buyer and have received fees for the rendering of these services. Please note that Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing, and financial advisory services. In the ordinary course of our trading, brokerage, and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, Buyer or any other company that may be involved in the transaction.

It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing, if required, by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to whether stockholders of the Company should tender their shares of Common Stock in the Tender Offer or how such stockholders should vote at the stockholder meeting held in connection with Merger.
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Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                            Very truly yours,

                                            MORGAN STANLEY & CO. INCORPORATED



                                            By:     /s/  Mark D. Eichorn
                                                   -----------------------------
                                                   Mark D. Eichorn
                                                   Managing Director